Exhibit 10.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of February 8, 2008 by and among Answers Corporation, a Delaware corporation (the “Purchaser”), and Brian Kariger, as the Sellers Representative.

WHEREAS, Lexico Publishing Group, LLC, a California limited liability company, Brian Kariger, as trustee of the Brian Patrick Kariger Charitable Remainder Unitrust Trust dated April 9, 2007, Brian Kariger, as trustee of the Brian Patrick Kariger Revocable Trust dated February 9, 2007, and Daniel Fierro (collectively, the “Sellers”), the Sellers Representative, and the Purchaser (the Sellers, the Sellers Representative, and the Purchaser collectively, the “Parties”) entered into an Amended and Restated Purchase Agreement, dated as of January 15, 2008 (the “Agreement”);

WHEREAS, the Parties wish to amend certain provisions in the Agreement, as set forth herein; and

WHEREAS, pursuant to Section 10.5 of the Agreement, the Agreement may be amended with the written consent of Purchaser and the Sellers Representative, which amendment shall be binding upon the Parties and their respective successors and assignees.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties made herein, the Parties intending to be legally bound, hereby agree as follows:

1.             DEFINITIONS.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them under the Agreement.

2.                                      AMENDMENTS

2.1.          In the Recitals to the Agreement, Recital “F” (second of two recitals titled “F”) shall be amended such that it shall be titled “G” and shall read as follows:

“F.                Concurrently with the Closing of this Agreement, with respect to the Deferred Amount, and, in the event that the Purchaser elects to effect the Holdback, with respect to any portion of the Holdback: (i) the parties hereto shall enter into the that certain Pledge and Security Agreement, in the form attached hereto as Exhibit E (as amended, the “Pledge and Security Agreement”), and (ii) the parties hereto and Interlachen Convertible Investments Limited, in its capacity as collateral agent of the Senior Debt, shall enter into the Subordination Agreement, in the form attached hereto as Exhibit F (as amended, the “Subordination Agreement”); and”

2.2.          Section 1.2.1 of the Agreement shall be amended such that Section shall read as follows:

“1.2.1      As full consideration for the sale, conveyance, assignment and transfer of the Interests to Purchaser, free and clear of all Encumbrances, and all of the obligations, covenants and conditions contained in this Agreement, (i) at Closing, Purchaser shall deposit in a bank account in the name of the Escrow Agent an aggregate amount equal to $70,000,000 (subject to adjustments in accordance with the provisions of Section 1.2.2) (the “Purchase Price”), to be immediately thereafter transferred by the Escrow Agent to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A; (ii) the amount of Forfeited Employee Bonus Amount (if any) shall be transferred and paid to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A, in the manner set forth in Section 1.4.2 (such amount, if any, the “Second Installment”); (iii) the Escrow Fund remaining (if any) after deducting any Indemnifiable Damages pursuant to Section 9 shall be transferred and paid to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A , in the manner set forth in Section 9

(such amount, if any, the “Third Installment”) and (iv) the Deferred Amount shall be transferred and paid to the Sellers, pro-rata in accordance with the percentage Membership Interest held by each Seller as set forth in Schedule A, in the manner set forth in Section 1.3.4 (such amount, the “Fourth Installment”, and together with the Purchase Price, and Second Installment and the Third Installment, the “Aggregate Purchase Price”).”

2.3.          A new Section — Section 1.3A — will be introduced and incorporated into the Agreement in between Sections 1.3.3 and 1.4 of the Agreement. Section 1.3A shall read as follows:

“1.3.4. Deferred Amount. The Sellers hereby agree that the Deferred Amount shall not be paid to the Sellers at the Closing, but instead shall be deferred and paid only upon the lapse of thirty (30) months following the Closing Date, together with interest thereon at the rate of 7% per annum on the Deferred Amount computed on the basis of actual number of days elapsed over a 360-day year, upon thirty (30) months subsequent to the Closing Date. In the event that (i) the Purchaser elects to effect the Holdback, the shall enter into the Pledge and Security Agreement and (if the Purchaser purchases any Senior Notes) the Subordination Agreement, with respect to the Deferred Amount and Holdback, and (ii) the Purchaser elects not to effect the Holdback, the parties shall enter into the Pledge and Security Agreement and the Subordination Agreement with respect to the Deferred Amount.”  In no event will the Deferred Amount be subject to claims, including claims for indemnification (if the Purchaser purchases any Senior Notes).

2.4.          Section 6.12 of the Agreement shall be amended such that Section shall read as follows:

“6.12 Rank of Escrow Amount and Deferred Amount.  With respect to any portion of the Escrow Funds subject to Holdback and the Deferred Amount, and for as long as any such Escrow Amount and Deferred Amount remain payable to the Sellers hereunder (the “Outstanding Amount”):

6.12.1. If Purchaser issues Senior Notes (as defined below), then:

6.12.1.1. Such Outstanding Amount shall be subordinated in right of payment to any amounts due and outstanding (at or prior to the time of payment of any Outstanding Amount) under the Purchaser’s Senior Convertible Notes (as amended, the “Senior Notes”) issued pursuant to the Securities Purchase Agreement dated on or about the date hereof (as amended, collectively, the “Senior Debt”), provided that, Senior Debt shall not include any amount of principal under the Senior Notes in excess of the Maximum Priority Senior Note Amount, as defined and set forth in the Subordination Agreement.

6.12.1.2. Without derogating from the provisions of Section 6.12.1.1, any indebtedness incurred by the Purchaser after the date hereof that is subordinated by its terms in right of payment to the Senior Debt, shall also be subordinated in right of payment to such Outstanding Amount.

6.12.1.3. Purchaser shall grant to the Sellers, for the ratable interest of the Sellers, a second priority perfected security interest in any property or other assets in which a first priority security interest has been (or will be) granted to secure the Senior Debt, but subject to such first priority interest, as set forth in the Security and Pledge Agreement and the Subordination Agreement.  Sellers shall receive such security agreements, assignments and other documents, and the Purchaser shall make such filings and take such other actions, as granted to holders of Senior Debt, to create and perfect such second priority security interest, subject to the subordination, in all respects, of the Outstanding Amount to the rights of such holders of Senior Debt and clarifying the junior status of any liens securing such Outstanding Amount as set forth in the Security and Pledge Agreement and the Subordination Agreement.

6.12.2. If Purchaser does not issue Senior Notes, then:

6.12.2.1. Such Outstanding Amount (a) shall rank pari passu with unsecured indebtedness to trade creditors incurred in the ordinary course of business, consistent with past practice and not outstanding for more than 120 days after the date such payable was created, and (b) shall be senior to all other indebtedness of the Purchaser other than Permitted Senior Indebtedness (as defined below).

“Permitted Senior Indebtedness” shall mean means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Purchaser under or in connection with any inventory and receivables credit facility based on a customary borrowing base entered into by Purchaser with one or more financial institutions (and on terms and conditions) to fund the working capital needs of Purchaser; provided , however , that the aggregate outstanding amount of such indebtedness permitted hereunder (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Permitted Senior Indebtedness) does not at any time exceed (i) five million dollars ($5,000,000) prior to December 31, 2009 and (ii) ten million dollars ($10,000,000) thereafter.

6.12.2.2. Purchaser shall grant to the Sellers, for the ratable interest of the Sellers, a first priority perfected security interest in any property or other assets in which a first priority security interest may have been granted to secure the Senior Debt, substantially as set forth in the Security and Pledge Agreement (but without regards to the subordination provisions therein, which shall be removed).  Sellers shall receive such security agreements, assignments and other documents, and the Purchaser shall make such filings and take such other actions, as may have been granted to holders of Senior Debt, to create and perfect such first priority security interest substantially as set forth in the Security and Pledge Agreement (but without regards to the subordination provisions therein, which shall be removed).

2.5.          Exhibit A attached to the Agreement (“Certain Definitions”) shall be amended so as to add a new definition under Section 1.11A of the Exhibit, as follows:

1.11A. “Deferred Amount” means $10,000,000.

3.             OTHER AGREEMENTS. The Parties agree that the form of Pledge and Security Agreement attached to this Amendment as Appendix A shall replace the form of Pledge and Security Agreement attached to the Agreement as Exhibit E; and that the form of Subordination Agreement attached to this Amendment as Appendix B shall replace the form of Subordination Agreement attached to the Agreement as Exhibit F.

4.             SURVIVAL OF PROVISIONS.  Except as specifically amended above, the Agreement is hereby ratified, confirmed, and acknowledged and shall remain in full force and effect.

5.             COUNTERPARTS.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.  The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Amendment, as an original.

- Signature pages follow -

IN WITNESS WHEREOF, the Purchaser and the Sellers Representative, intending to be legally bound, have executed this FIRST AMENDMENT TO THE PURCHASE AGREEMENT as of the date first written above.

ANSWERS CORPORATION

/s/ Bruce Smith
By:	Bruce Smith
Title:	Chief Strategic Officer

BRIAN KARIGER, AS SELLERS REPRESENTATIVE

/s/ Brian Kariger